Exhibit 99.1

BioSig Adds Five New Patent Awards to 100+ Total Patent Portfolio Covering Digital Signal Processing Technology and AI

●	IP portfolio includes U.S. and worldwide utility and design patents and pending applications in the U.S., Europe, and Asia-Pacific

Westport, CT, November 1, 2023 (GLOBE NEWSWIRE) - BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”) a medical technology company committed to delivering unprecedented accuracy and precision to intracardiac signal visualization, announced today that the U.S. Patent and Trademark Office has awarded several new utility patents covering the Company’s PURE EP™ digital signal processing technology.

Kenneth Londoner, Chairman and CEO of BioSig, commented, “We are pleased to add five utility patent awards to our expanding intellectual property portfolio of more than 100 patents and patent applications in the U.S. and abroad. Our robust patent protection and well-constructed claims cover BioSig’s first mover advantage for our novel PURE EP™ Platform.”

New Patent Awards

U.S. Patent Application No. 16/543,061 was allowed on September 22, 2023 and is entitled “Systems and Methods To Display Cardiac Signals Based on a Signal Pattern.” The patent application describes and claims a computer method for viewing cardiac signals side by side and vertically stacked on top of each other as a pattern is matched to one of the cardiac signals.

U.S. Patent No. 11,737,699 granted on August 29, 2023 and is entitled “Systems and Methods for Performing Electrophysiology (EP) Signal Processing.” The patent describes and claims methods and systems for producing a clean unipolar signal.

U.S. Patent No. 11,737,701 granted on August 29, 2023 and is entitled “Methods, Systems and Media For Reconstructing Bioelectric Lead Placement.” The patent describes and claims methods and systems for reconstructing electrode placement on a patient using artificial intelligence.

U.S. Patent 11,617,529 granted on April 4, 2023 and is entitled “Apparatus and Methods for Removing a Large-Signal Voltage Offset from a Biomedical Signal.” The patent claims a method for processing an electrical signal having a large differential voltage offset.

U.S. Patent 11,617,530 granted on April 4, 2023 and is entitled “Apparatus and Methods for Removing a Large-Signal Voltage Offset from a Biomedical Signal.” The patent claims a system for the removal of noise in electrocardiogram (ECG) and intracardiac (IC) signals.

BioSig’s Total Patent Portfolio

●	35 issued and allowed utility patents

●	30 issued worldwide design patents

●	23 U.S. and foreign utility patent applications pending covering various aspects of the PURE EP Platform

●	1 allowed and 1 pending U.S. patent applications directed to artificial intelligence (AI)

●	Licenses to 11 patents and 9 additional worldwide utility patent applications pending from Mayo Foundation for Medical Education and Research

About The PURE EP™ Platform

The PURE EP™ Platform serves physicians by enabling the real-time acquisition of raw cardiac signal data—absent of unnecessary noise or interference inherent in traditional approaches. By leveraging a first-of-its-kind combination of hardware and software, the PURE EP™ Platform is designed to deliver unprecedented intracardiac signal purity that pushes the boundaries of cardiac arrhythmia identification, diagnosis, and treatment.

In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as superior to conventional systems for 75.2% of signal samples, with 87% earning a rating of equivalent or superior. Data presented at Heart Rhythm Society 2023 demonstrated the PURE EP™ Platform’s capacity to facilitate ablations in a third of the usual time, reducing procedure time and improving workflow efficiencies, without sacrificing accuracy, precision, or efficacy.1

The PURE EP™ Platform is currently in a national commercial launch and an integral part of well-respected healthcare systems, including Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute.

About BioSig Technologies, Inc.

BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

An estimated, 14.4 million Americans suffer from cardiac arrhythmias, and the global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.2

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road, 1st Floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133

1 https://onlinelibrary.wiley.com/doi/10.1111/jce.15250

2 Global Market Insights, Inc. (2022, March)